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                                                                       EXHIBIT 5

SUNTRUST BANK, ATLANTA                                   JAMES E. ROUNTREE
Mail Code 0121                                           Group Vice President
P. O. Box 4418                                           Financial Institutions
25 Park Place, NE
Atlanta, GA 30302-4418
Tel 404.588.7559
Fax 404.581.1775




September 27, 2001


Mr. Gary McClung
Chief Financial Officer
Summit Bank Corporation
P. O. Box 81107
Atlanta, GA 30366-1107

Dear Gary:

SunTrust Bank ("Lender") is pleased to commit to renew a $3,000,000 One Year Revolving Credit facility ("Facility") for Summit Bank Corporation ("Borrower") subject to the terms and conditions as outlined below:

BORROWER:         Summit Bank Corporation

FACILITY:         $3,000,000 One year Revolver

PURPOSE:          General corporate purposes

COLLATERAL:       Stock of Summit National Bank, Atlanta, GA, having minimum book value of at least $6,000,000 throughout the term of the Facility; negative pledge on other holding company assets

INTEREST RATE:    Prime Rate of SunTrust Bank (Lender) minus 1.0%, floating
                  daily

TERMS:            Interest only, payable quarterly

MATURITY:         August 31, 2002; the entire principal balance outstanding
                  and any accrued but unpaid interest shall be due and payable at maturity

COVENANTS:        Financial covenants (maintain at all times, tested quarterly):

                        a) Bank subsidiary ROA > = 0.75% until March 31, 2002, and > = 1.0% thereafter

                        b) Bank subsidiary Non-Performing Assets (loans past due 90 days or more and still accruing interest + loans on non-accrual + OREO - SBA guarantee) < = 1.50% of total loans + OREO - SBA guarantee

Gary McClung
Summit Bank Corporation
Page 2


                        c) Bank subsidiary Loan loss reserve > = 135% of Non-Performing Loans (loans past due 90 days or more and still accruing interest + loans on non-accrual - SBA guarantee)

                        d)    Bank subsidiary Tier 1 Capital > = $18,500,000

                        e)    Bank subsidiary Leverage Ratio > = 6.25%

                        f)    Borrower consolidated Tier 1 Capital > =
                              $23,000,000

                        g)    Borrower consolidated Leverage Ratio > = 7.5%


                  Other covenants:

                        a) Borrower and bank subsidiary shall maintain management with satisfactory skill and expertise to provide effective management

                        b) Borrower and subsidiary shall incur no additional debt, except that bank subsidiary shall be able to incur debt for asset/management liability management purposes in the ordinary course of business (for example, FHLB debt)

                        c) Borrower and bank subsidiary shall maintain well capitalized status with regard to Risk Based Capital guidelines

                        d) Borrower shall not, and shall not allow subsidiary, to sell, lease, assign, transfer, or otherwise dispose of, assets presently owned except in the ordinary course of business

                        e) Borrower shall pay no dividends if doing so creates an Event of Default under the terms of the letter agreement or the promissory note

                        f) Borrower shall report promptly to Lender any violation of any covenant of this letter agreement or any material change in the financial condition of Borrower and its subsidiaries

                        g) Borrower shall provide consolidated audited financial statements annually and quarterly unaudited financial statements of Borrower and each of its subsidiaries

                        h) Borrower and its subsidiaries shall not become subject to any regulatory enforcement action or agreement which limits or restricts Borrower or its subsidiaries from engaging in normal business activities

                        i) Borrower shall provide quarterly compliance certificate which state that it and its subsidiaries meet all terms and conditions of the letter agreement and promissory note

                        j) Lender reserves the right to void this Facility and call for the immediate payment of any accrued and unpaid interest along with any principal balance outstanding under this Facility in the event Borrower merges with any other entity, unless the membership of the Borrower's Board of Directors immediately prior to the merger makes up at least 50% plus one (1) of the resulting Board of Directors of the new entity
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Mr. Gary McClung
Summit Bank Corporation
Page 3


The terms and conditions of this commitment letter are hereby incorporated into the $3,000,000 promissory note dated August 31, 2001 as executed by and between Borrower and Lender and shall survive the execution and closing of the note.

If you agree to the terms and conditions of the Facility as stated above, please signify your acceptance of them by signing this letter in the space provided below and returning it to me on or before October 1, 2001.

Thanks for your business.

Sincerely,

/s/ James E. Rountree

James E. Rountree
Group Vice President
Financial Institutions





TERMS AND CONDITIONS ACCEPTED
This  28th  day of  September, 2001

Summit Bank Corporation

By: /s/ Gary McClung, EVP
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